Exhibits 5.1 and 23.1

McKee Nelson LLP
One Battery Park Plaza, 34th Floor
New York, New York 10004

April 19, 2007

Nationstar Funding LLC
2828 N. Harwood Street
Dallas, Texas 75201

Re:

Nationstar Funding LLC,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Nationstar Funding LLC, a Delaware limited liability company (the “Company”), in connection with the issuance by Nationstar Home Equity Loan Trust 2007-B (the “Trust”) of Class 1-AV-1, Certificates, Class 2-AV-1 Certificates, Class 2-AV-2 Certificates, Class 2-AV-3 Certificates, Class 2-AV-4 Certificates, Class M-1 Certificates, Class M-2 Certificates, Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates and Class M-7 Certificates (collectively, the “Underwritten Certificates”), Class M-8 Certificates and Class M-9 Certificates (together with the Underwritten Certificates, the “Offered Certificates”), pursuant to a prospectus dated April 3, 2007, as supplemented by a prospectus supplement dated April 4, 2007 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  A registration statement of the Company on Form S-3 relating to the Offered Certificates (Commission File No. 333-130642) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on April 28, 2006.  As set forth in the Prospectus, the Offered Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of April 1, 2007 (the “Pooling Agreement”), among the Company, as depositor, Nationstar Mortgage LLC, as a seller and servicer (in its capacity as a seller, the “Seller” and in its capacity as servicer, the “Servicer”), Auburn Funding, LLC (the “Conduit Seller”), as a seller, and The Bank of New York, as trustee (the “Trustee”).

We have examined a form of the Pooling Agreement, forms of the Offered Certificates, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i)

The Pooling Agreement has been duly and validly authorized by all necessary action on the part of the Company and when the Pooling Agreement has been duly executed and delivered by the Company, the Conduit Seller, the Seller, the Servicer and the Trustee, the Pooling Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

(ii)

The issuance and sale of the Offered Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling Agreement and when delivered against payment therefor pursuant to the Underwriting Agreement dated as of April 4, 2007 among the Company, Nationstar Mortgage LLC and Greenwich Capital Markets, Inc., as representative of the several underwriters with respect to the Underwritten Certificates and the Pooling and Servicing Agreement with respect to the Class M-8 and Class M-9 Certificates, the Offered Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling Agreement.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” in the Base Prospectus and “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

MCKEE NELSON LLP